Exhibit 99.1

FTI CONSULTING, INC.

CHARTER OF THE COMPENSATION COMMITTEE OF THE

BOARD OF DIRECTORS

Amended and Restated Effective as of February 27, 2013

Organization and Operation

There shall be a committee of the Board of Directors to be known as the Compensation Committee (“Compensation Committee”). The Compensation Committee shall be comprised of at least three members of the Board of Directors who are independent of management and FTI Consulting, Inc. (the “Company”). Members of the Compensation Committee shall be considered independent if they meet the independence requirements of the New York Stock Exchange (“NYSE”) , including the additional independence requirements specific to compensation committee membership set forth in Section 303A.02 of the NYSE’s corporate governance listing standards, and the rules and regulations of the Securities and Exchange Commission (the “Commission”). No director may serve on the Compensation Committee unless he (1) is a “Non-employee Director” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and (2) satisfies the requirements of an “outside director” for purposes of Section 162(m) of the Internal Revenue Code. Additionally, each Committee member should have prior public company board experience or related professional experience and possess integrity, credibility and good judgment.

The members of the Compensation Committee shall be appointed annually by a majority vote of the entire Board of Directors, and each shall serve until his or her successor is duly elected and qualified or until such member’s earlier resignation or removal. The members of the Compensation Committee may be removed, with or without cause, by a majority vote of the Board of Directors.

If a Chair has not been elected by the Board of Directors in accordance with the Corporate Governance Guidelines, the members of the Compensation Committee shall designate a Chair by majority vote of the members of the Compensation Committee. The Chair shall preside at all sessions of the Compensation Committee and develop the agenda for each Compensation Committee meeting. The Chairman of the Board of Directors, Chief Executive Officer of the Company or the Chair of the Compensation Committee may call a meeting of the Compensation Committee. The Compensation Committee shall make and retain complete and accurate minutes of its meetings.

Formal action to be taken by the Compensation Committee shall be by unanimous written consent or by the affirmative vote of a majority of the Compensation Committee members present (in person or by conference telephone) at a meeting at which a quorum is present. A quorum shall consist of at least one-half of the members of the Compensation Committee. Any director of the Board of Directors, at his or her option, or at the Compensation Committee’s request, may attend a meeting of the Compensation Committee but, if he or she is not a member of the Compensation Committee, he or she shall not be counted in determining the presence of a quorum and shall not be entitled to vote. At any time, the Compensation Committee may go into executive session and exclude non-members and management from Compensation Committee proceedings.

In fulfilling its responsibilities, the Compensation Committee shall be entitled to delegate any or all of its responsibilities to one or more subcommittees of the Compensation Committee.

Meetings

The Compensation Committee shall hold meetings as deemed necessary or desirable by the Chair of the Compensation Committee. In addition to such meetings of the Compensation Committee as may be required to perform the functions described under “Responsibilities and Duties” below, the Compensation Committee shall meet at least semi-annually. Further, the Compensation Committee should meet at least annually with the Company’s Chairman of the Board, Chief Executive Officer and such other senior executives, as the Compensation Committee deems appropriate. However, the Compensation Committee should meet periodically in executive session without the presence of management and non-member directors.

Responsibilities and Duties

The Compensation Committee discharges the Board of Directors’ responsibilities relating to compensation of the Company’s executive officers and produces an annual report on executive compensation for inclusion in the Company’s proxy statements, as required. The Compensation Committee approves and administers executive compensation programs in furtherance of the interests of the stockholders. The Compensation Committee has the responsibility and authority to oversee and review the Company’s overall programs of employee benefits as well as the Company’s policies and terms and conditions applicable to its employees.

In discharging its oversight role, the Compensation Committee is empowered to study or investigate any matter of interest or concern that the Compensation Committee deems appropriate. The Compensation Committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, independent legal counsel or other adviser. The Compensation Committee shall be directly responsible for the appointment, compensation and oversight of the work of any compensation consultant, independent legal counsel or other adviser that it retains. The Company shall provide appropriate finding, as determined by the Compensation Committee, for payment of reasonable compensation to any compensation consultant, independent legal counsel or other adviser retained by the Compensation Committee.

Prior to selecting or receiving advice from a compensation consultant, legal counsel or other adviser, the Compensation Committee shall take into consideration all factors relevant to such consultant’s, counsel’s or adviser’s independence from management, including the following:

1.	other services that the compensation consultant, legal counsel or other adviser (or the person employing such consultant, counsel or adviser) provides to the Company;

2.	the amount of fees received from the Company by the person that employs the compensation consultant, legal counsel or other adviser),, as a percentage of the total revenues of such person;

3.	the policies and procedures of the person that employs the compensation consultant, legal counsel or other adviser that are designed to prevent conflicts of interest;

4.	any business or personal relationship of the compensation consultant, legal counsel or other adviser a member of the Compensation Committee;

5.	any stock of the Company that is owned by the compensation consultant, legal counsel or other adviser; and

6.	any business or personal relationship the compensation consultant, legal counsel or other adviser (or the person employing the consultant, counsel or other adviser) has with an executive officer of the Company.

For purposes of avoiding doubt, the Compensation Committee may select or receive advice from any compensation consultant, legal counsel or other adviser that it prefers, including ones that are not independent, so long as the Compensation Committee has taken into consideration all factors relevant to such consultant’s, counsel’s or adviser’s independence, including the foregoing six independence factors before selecting or receiving advice from such consultant, counsel or adviser.

Notwithstanding the foregoing, the Compensation Committee shall not be required to conduct an independence assessment with respect to (i) any in-house legal counsel that provides advice to the Compensation Committee or (ii) any compensation consultant, legal counsel or other adviser whose role is limited to (A) consulting on any broad-based plan that does not discriminate in scope, terms or operation in favor of executive officers or directors of the Company and that is available generally to all salaried employees or (B) providing information that either is not customized for a particular company or that is customized based on parameters that are not developed by the compensation consultant and about which the compensation consultant does not provide advice.

With respect to any compensation consultant as to which the Company is required to provide disclosure pursuant to Item 407(e)(3)(iii) of Regulation S-K promulgated by the Commission, the Compensation Committee also shall assess whether such compensation consultant’s work raises any conflict of interest, taking into account at least the six factors specified above. Where a conflict of interest is determined to exist, the Compensation Committee shall determine (in consultation with the full Board of Directors) how such conflict of interest is to be addressed.

The following shall be the principal recurring duties of the Compensation Committee in carrying out its responsibilities:

A.	Review and approve corporate goals and objectives relevant to the compensation of each of the Chairman of the Board and Chief Executive Officer; evaluate the performance of each of the Chairman of the Board and Chief Executive Officer in light of those goals and objectives; and establish the level of compensation of each of the Chairman of the Board and Chief Executive Officer based on this evaluation based on processes approved by the Committee. The Committee, in its discretion, may work together with the presiding director of the non-management directors and other committees of the Board in connection with setting goals and objectives and evaluating the performance of the Chairman of the Board and Chief Executive Officer.

B.	Approve the base and incentive compensation of the Company’s other executive officers.

C.	RESERVED.

D.	The Compensation Committee shall not approve or recommend to the Board any loans by the Company to directors or executive officers of the Company or any modifications to existing loans by the Company to such persons. The Compensation Committee shall ensure that directors and executive officers of the Company are aware that loans by the Company to such persons, or modifications to existing loans by the Company to such persons, are prohibited.

E.	Review and make recommendations to the Board of Directors relating to the overall compensation and benefits structure of the Company as the Compensation Committee deems appropriate. Serve as the administrator of the Company’s employee benefit plans, and perform the duties of the administrator under those plans. The Compensation Committee may delegate its responsibilities relating to the administration of employee benefit plans to management or employees of the Company, or one or more committees thereof, as it deems appropriate.

F.	Administer the Company’s stock option and employee stock purchase plans and any other equity-based plans that may be established in the future.

G.	Submit all equity-based compensation plans, executive incentive compensation plans, and material revisions thereto, to a vote of the Board of Directors of the Company and stockholders of the Company, unless stockholder approval is not required by (i) NYSE rules and regulations under an exemption therefrom, (ii) Commission rules and regulations, (iii) the Internal Revenue Code of 1986, as amended, and rules and regulations promulgated thereunder, (iv) the terms of an equity compensation or other plan and (v) any other applicable, rule, law or regulation applicable to the Company or such plan.

H.	Prepare the disclosure required by Item 407(e)(5) of Regulation S-K promulgated by the Commission.

I.	Regularly report to the Board of Directors on the Compensation Committee’s activities.

J.

Review and recommend to the Board of Directors, or approve, any contracts or transactions with current or former executive officers of the Company, including consulting, employment contracts, severance or termination arrangements and loans made or guaranteed by the Company, except to the extent any such contract or transaction would constitute a “related party transaction” (as defined by the

Commission), in which case the Compensation Committee shall submit its recommendation for review and consideration by the Audit Committee of the Board of Directors.

K.	Prior to review of executive and director compensation, request management, and/or engage third parties, to obtain and provide any information that the Compensation Committee deems necessary or appropriate in order to evaluate compensation in light of industry standards. At the request of the Nominating and Corporate Governance Committee, request management, and/or engage third parties, to provide information regarding fees and other compensation provided to directors and director compensation provided by other entities (to the extent the information is available), and submit findings to the Nominating and Corporate Governance Committee for its consideration when making independence determinations for nominees and members of the Board of Directors of the Company and in connection with its review of non-management director compensation. The engagement of any third parties shall be subject to the completion by the Compensation Committee of any required independence assessment, as and to the extent specified above and in accordance with the NYSE’s corporate governance listing standards.

L.	Annually review the Compensation Committee’s performance of its responsibilities and duties and review, reassess the adequacy of this Charter and recommend to the Board of Directors any improvements to this Charter that the Compensation Committee considers appropriate.

M.	Establish performance criteria relating to incentive compensation as required under Section 162(m) of the Internal Revenue Code, and make all other compensation related determinations that the Compensation Committee may be required to make, from time to time, by the NYSE, the Commission or any other law, rule or regulation applicable to the Company.

N.	Review the Company’s compensation disclosures in its annual proxy statement and its Annual Report on Form 10-K filed with the Commission, including disclosures required by Items 407(e)(2), (3) and (4) of Regulation S-K promulgated by the Commission. Review and discuss with management the Company’s Compensation Discussion and Analysis (“CDA”). Recommend to the Board whether such compensation disclosures and CDA should be disclosed in the Company’s Annual Report on Form 10-K or annual proxy statement (or other proxy statement in which executive compensation information is required to be included) filed with the Commission, as applicable.

O.	Insure that stockholders of the Company shall have the opportunity (i) to vote on an advisory resolution to approve the compensation of the Company’s named executive officers consistent with the requirements of any applicable law, rule or regulation (“Say on Pay Votes”) and (ii) to vote on an advisory resolution to approve the frequency of such Say on Pay Votes consistent with the requirements of applicable laws, rules and regulations (“Say on Pay Frequency Votes). Review the results of any such Say on Pay Votes and Say on Pay Frequency Votes and consider whether to recommend adjustments to the Company’s executive compensation policies and practices as a result of such Say on Pay Votes and Say on Pay Frequency Votes. Review and approve disclosure for inclusion in the CDA regarding how the Company has considered the results of the most recent Say on Pay Vote and Say on Pay Frequency Vote and the extent to which adjustments to the Company’s executive compensation policies and practices have been made in respect thereof.

P.	Recommend how frequently the Company should conduct Say on Pay Votes and Say on Pay Frequency Votes, taking into account the results of any prior Say on Pay Votes and Say on Pay Frequency Votes and the requirements of any applicable law, rule and regulation.

The foregoing responsibilities and duties set forth in this Charter should serve as a guide only, with the express understanding that the Compensation Committee may carry out additional responsibilities and duties and adopt additional policies and procedures as may be necessary in light of any changing business, legislative, regulatory, legal or other conditions.